Exhibit 99.2

                                  NEWS RELEASE

For Immediate Release

                    SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES
                        EXERCISE OF OVER-ALLOTMENT OPTION

WHIPPANY, N.J., December 18, 2003 -- Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas and related products and services nationwide, today announced that the underwriters have exercised their over-allotment option to purchase from the Partnership an additional 390,000 Common Units, at a price of $30.90 per Common Unit. The Partnership intends to use the net proceeds received from the exercise of the over-allotment option to finance a portion of the purchase price for the proposed acquisition of substantially all of the assets of Agway Energy Products, LLC, Agway Energy Services, Inc., and Agway Energy Services PA, Inc. and for general partnership purposes. The sale of the additional 390,000 Common Units is not contingent upon the closing of the acquisition and is expected to close on December 23, 2003.

The Common Units will be issued under the Partnership's effective shelf registration statement.

The Partnership's offering of 2,600,000 Common Units closed on December 16, 2003, and was underwritten and managed by Goldman, Sachs & Co. (as the book-running manager), as well as by Wachovia Securities and Raymond James.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, it has been in the customer service business since 1928. The Partnership serves approximately 750,000 residential, commercial, industrial and agricultural customers through 320 customer service centers in 40 states.
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Company contact:         Robert M. Plante
                         Vice President and Chief Financial Officer
                         (973) 503-9252